EV Energy Partners Announces Closing of Mid-Continent Region Acquisition

HOUSTON, TX, Sep 29, 2010 (MARKETWIRE via COMTEX News Network) — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it has closed its previously announced acquisition of oil and natural gas properties in the Mid-Continent region from Petrohawk Energy Corporation (NYSE: HK) for an adjusted purchase price of $119.9 million, subject to customary post-closing adjustments.

In August 2010, EVEP completed a public offering of 3.45 million common units, which included full exercise of the overallotment option, raising net proceeds of $114 million in anticipation of the closing of this acquisition. Pending closing of the acquisition, these proceeds were used to repay indebtedness under EVEP's existing credit facility. Following closing of the acquisition, EVEP's outstanding debt is now $334 million.

EVEP initially added the following NYMEX crude oil and natural gas swaps subsequent to the acquisition announcement:

— 10,500 MMBTU/day for Oct-Dec 2010 at $4.556 — 9,000 MMBTU/day for 2011 at $4.93 — 8,100 MMBTU/day for 2012 at $5.34

— 300 BBL/day for Oct-Dec 2010 at $77.20 — 250 BBL/day for 2011 at $80.00 — 225 BBL/day for 2012 at $81.90

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission available from us at www.evenergypartners.com or from the Securities and Exchange Commission at www.sec.gov.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
Web site: http://www.evenergypartners.com

SOURCE: EV Energy Partners, L.P.

http://www.evenergypartners.com

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